Exhibit 10.1

Confidential Portions Redacted and Filed with the Commission pursuant to 17 CFR 200.83.  “***” Symbolizes Language Omitted Pursuant to an Application For Confidential Treatment

Date: 3/20/2009

TESORO Contract No: BEC09TP0003
Berry Petroleum Company Contract No: Please Advise

FAX: 1-303-999-4141

Berry Petroleum Company 1999 Broadway Ste 3700 Denver, CO 80202

Attn: Ron Cross

This Agreement confirms the transaction previously discussed between TESORO REFINING AND MARKETING COMPANY, a Delaware Corporation (hereinafter referred to as "TESORO" or “Buyer”), and Berry Petroleum Company (hereinafter referred to as "Seller”) TESORO agrees to purchase, and Seller agrees to sell, Crude Oil under the terms and conditions set forth herein and Conoco's General Provisions for Domestic Crude Oil Agreements dated January 1, 1993.

1.            IDENTIFICATION OF CRUDE OIL BATCHS, DELIVERY POINTS, QUANTITIES AND PRICES: The Crude Oil being purchased hereunder is a crude petroleum oil, in its natural produced state after normal oilfield separation, as specified and identified below.  The Crude Oil will be delivered and sold in four separate batched deliveries, with the tems of sale of each batch as follows:

A.	Delivery 1

QUALITY:  San Joaquin Valley Heavy

QUANTITY:  Approximately 5,000 Barrels Per Day

DELIVERY:  Delivery to the point of destination, SMWS Berry Central, CA, Into Pipe, Book Transfer, In-tank, or Pumpover.

TITLE/RISK OF LOSS:  Except as otherwise specified in this agreement, title and risk of loss or damage shall pass to TESORO as the crude oil enters the ConcoPhillips (Unocal) Pipeline or other common carrier pipeline through the inlet flange of metering facilities at SMWS Berry Central, CA.

PRICE:  TESORO agrees to pay Seller based on the following price formula:
The price shall be the higher of the two following calculations, to be determined at the end of each month.

1)   The average of the four posters (Chevron, Union 76, Shell, and Exxon) for Midway Sunset crude oil for the calendar month average (Including Weekend & Holiday) adjusted for actual gravity, plus a differential of $*** United States Dollars per Barrel.

2)   NYMEX's daily settle quoted price for Light Sweet Crude Future for the calendar month average (Excluding Weekend & Holiday) less $*** United States Dollars per Barrel.

For pricing purposes, any crude oil delivered hereunder shall be deemed to have been delivered in equal daily quantities during the calendar month in which delivery occurs.

B.	Delivery 2

QUALITY:  San Joaquin Valley Heavy

QUANTITY: Approximately 1,000 Barrels Per Day

DELIVERY: Delivery to the point of destination, Berry Ethel D, CA, Into Pipe, Book Transfer, In-tank, or Pumpover.

TITLE/RISK OF LOSS: Except as otherwise specified in this agreement, title and risk of loss or damage shall pass to TESORO as the crude oil enters the Pacific Plains Pipeline through the inlet flange of metering facilities at Berry Ethel D, CA.

Confidential Portions Redacted and Filed with the Commission pursuant to 17 CFR 200.83.  “***” Symbolizes Language Omitted Pursuant to an Application For Confidential Treatment

PRICE: TESORO agrees to pay Seller based on the following price formula:
The price shall be the higher of the two following calculations, to be determined at the end of each month:

1) The average of the four posters (Chevron, Union 76, Shell, and Exxon) for Midway Sunset crude oil for the calendar month average (Including Weekend & Holiday adjusted for actual gravity), plus a differential of $*** United States Dollars per Barrel.

2) NYMEX's daily settle quoted price for Light Sweet Crude Future for the calendar month average (Excluding Weekend & Holiday) less $*** United States Dollars per Barrel.

For pricing purposes, any crude oil delivered hereunder shall be deemed to have been delivered in equal daily quantities during the calendar month in which delivery occurs.

C.	Delivery 3

QUALITY: San Joaquin Valley Heavy

QUANTITY: Approximately 3,500 Barrels Per Day

DELIVERY: Delivery to the point of destination, NMWS Fairfield, CA, Into Pipe, Book Transfer, In-tank, or Pumpover.

TITLE/RISK OF LOSS: Except as otherwise specified in this agreement, title and risk of loss or damage shall pass to TESORO as the crude oil enters the Pacific Plains Pipeline through the inlet flange of metering facilities at NMWS Fairfield, CA.

PRICE: TESORO agrees to pay Seller based on the following price formula:
The price shall be the higher of the two following calculations, to be determined at the end of each month:

1) The average of the four posters (Chevron, Union 76, Shell, and Exxon) for Midway Sunset crude oil for the calendar month average (Including Weekend & Holiday adjusted for actual gravity) plus a differential of $*** United States Dollars per Barrel.

2) NYMEX's daily settle quoted price for Light Sweet Crude Future for the calendar month average (Excluding Weekend & Holiday) less $*** United States Dollars per Barrel.

For pricing purposes, any crude oil delivered hereunder shall be deemed to have been delivered in equal daily quantities during the calendar month in which delivery occurs.

D.	Delivery 4

QUALITY: San Joaquin Valley Heavy

QUANTITY: Approximately 2,400 Barrels Per Day

DELIVERY: Delivery to the point of destination, Berry Formax, CA, Into Pipe/BT/IT/PO

TITLE/RISK OF LOSS: Except as otherwise specified in this agreement, title and risk of loss or damage shall pass to TESORO as the crude oil enters the ConocoPhillips (Unocap) Pipeline through the inlet flange of metering facilities at Berry Formax, CA.

PRICE: TESORO agrees to pay Seller based on the following price formula:
The price shall be the higher of the two following calculations, to be determined at the end of each month:

1) The average of the four posters (Chevron, Union 76, Shell, and Exxon) for Midway Sunset crude oil for the calendar month average (Including Weekend & Holiday) adjusted for actual gravity, plus a differential of $*** United States Dollars per Barrel.

2) NYMEX's daily settle quoted price for Light Sweet Crude Future for the calendar month average (Excluding Weekend & Holiday) less $*** United States Dollars per Barrel.

Confidential Portions Redacted and Filed with the Commission pursuant to 17 CFR 200.83.  “***” Symbolizes Language Omitted Pursuant to an Application For Confidential Treatment

For pricing purposes, any crude oil delivered hereunder shall be deemed to have been delivered in equal daily quantities during the calendar month in which delivery occurs.

2.	TERM: This Agreement shall extend for an initial term from 4/1/2009 to 9/30/2009.

3.	PAYMENT: Payment due on the 20th day of the month after the month of delivery.

Payment shall be made by electronic funds transfer in United States Dollars.

Payments due on Saturday shall be paid the preceding Friday, and payments due on Sunday shall be paid on the following Monday. Similarly, payments due on a federal bank holiday shall be paid the preceding business day except when a federal bank holiday falls on a Monday, when payment shall be due the following day.

All payments made under this agreement shall be made without offset, deduction or counterclaim except as provided herein, by separate written agreement between the parties, or within the GENERAL PROVISIONS attached hereto or previously provided, incorporated into and made part of this Agreement by reference.

If applicable, net-out invoices shall be according to the established netting agreement between Buyer and Seller.

Send Invoices to:	Tesoro Refining and Marketing Company 300 Concord Plaza Drive San Antonio, TX 78216

Attn: Crude Accounting, Fax (210) 881-6435
Email: TSOCrudeinvoices@tsocorp.com

Attn: Accounts Payable, Fax (210) 579-4573 Email: apayable@tsocorp.com

4.	OTHER TERMS AND CONDITIONS:

A. The terms stated in the ConocoPhillips General Provisions for Domestic Crude Oil Agreements effective January 1, 1993 (“GP”), attached hereto as Exhibit A and incorporated herein by reference, will be applicable to the extent that they are not in conflict with any of the terms in this Agreement, provided, however:

1. The fourth sentence of Paragraph A of the GP shall be changed to read as follows: The crude oil delivered hereunder shall be merchantable and acceptable in the applicable common or segregated stream of the carriers involved, but not to exceed 3% S&W merchantable liquid hydrocarbons are defined as unrefined liquid hydrocarbons which are suitable for normal refinery processing, meet specifications of delivering carriers and are free of foreign contaminant chemicals including, but not limited to, chlorinated and oxygenated hydrocarbons.

2. The second paragraph of Paragraph B of the GP shall be changed to read as follows: Seller further warrants the crude oil delivered shall be merchantable.

3. The parties do not agree to comply with the specific laws, orders or regulations identified in Paragraph C of the GP unless such party is otherwise subject to such laws, orders or regulations.

4.  In the first sentence of Paragraph E of the GP the phrase “acts in furtherance of the International Energy Program,” shall be deleted.  The following shall be added at the end of the first paragraph of Paragraph E: The parties acknowledge that there is no associated purchase/sale, or exchange of crude oil, related to this Agreement.”

5. In the last paragraph of Paragraph F of the GP the reference to Morgan Guaranty Trust Company of New York shall be deleted and Wells Fargo Bank, San Francisco shall be substituted.

6. Paragraph H (1) shall be amended to read as follows:  “H.  Termination:  (1) Right to Terminate.  If a party to this Agreement (a) becomes the subject of bankruptcy or other insolvency proceedings, or proceedings for the appointment of a receiver, trustee or similar official, (b) becomes generally unable to pay its debts as they become due, (c) makes a general assignment for the benefit of creditors, (d) if Buyer defaults in the payment of any funds due under this Agreement, or (e) if Buyer fails to accept and purchase any crude oil delivered by Seller under this Agreement, then the other party to this Agreement (the “Terminating Party”) may terminate this Agreement by giving written notice of termination.  Such a termination shall be deemed to be effective immediately prior to any of the events described in clauses (a), (b) or (c) of this Section H(1) and, in the case of termination for reasons described in clauses (d) or (e) immediately upon the Buyer’s receipt of Seller’s notice of termination.  If this Agreement is associated with a separate agreement contemplating a corresponding purchase or sale of crude oil, all related agreements shall be deemed to be terminated at the same time as this Agreement is terminated.  All of the references to Liquidating Party in this Paragraph H shall be substituted by Terminating Party.  Upon termination, the parties shall have no further rights or obligations with respect to this Agreement, except for the payment of the amount(s) (the ‘Settlement Amount’ or ‘Settlement Amounts’) determined as provided in Paragraph(3) of this Section.”

Confidential Portions Redacted and Filed with the Commission pursuant to 17 CFR 200.83.  “***” Symbolizes Language Omitted Pursuant to an Application For Confidential Treatment

7. The following sentence shall be added to Paragraph H (3) of the GP: “In the event of a contract termination, the Settlement Amount shall be calculated using the estimated contract quantity of crude oil multiplied by the remainder of the term of this Agreement except as such Settlement Amount may be limited by the provisions of Paragraph H (8).”

8. Paragraph H(5) Market Price is hereby amended to read as follows:  “Unless otherwise provided in this Agreement, the Market Price of crude oil sold or exchanged under this Agreement shall be the price for crude oil for the delivery month as specified in this Agreement and at the delivery location that corresponds to the delivery location specified in this Agreement.”

9. The governing law set forth in Paragraph M of the GP shall be California law.

10. Any modification of any of the referenced documents shall only be by written instrument signed by both parties. Any conflict between the General Provisions and this Agreement shall be resolved in favor of this Agreement. The section headings are for convenience only and shall not limit or change the subject matter of this Agreement.

12. Tesoro agrees to immediately provide to Seller upon Seller’s request from time to time copies of Tesoro’s financial statements for the period requested either certified as to accuracy by Tesoro’s chief financial officer or audited by Tesoro’s independent accounting firm in form and as to date reasonably acceptable to Seller; provided however that Tesoro shall not be required to 1) prepare any financial statements, 2) issue any certifications for Seller’s benefit, or  3) be required to provide any information that is not suitable for public disclosure in accordance with applicable securities laws and regulations applicable to Tesoro as a publicly traded entity.

B. In the event of any claim, dispute or controversy arising out of or relating to this Agreement, including an action for declaratory relief, the prevailing party in such action or proceeding shall be entitled to recover its court costs and reasonable out-of-pocket expenses not limited to taxable costs, including but not limited to phone calls, photocopies, expert witness, travel, etc., and reasonable attorneys fees to be fixed by the court. Such recovery shall include court costs, out-of-pocket expenses and attorneys fees on appeal, if any. The court shall determine who is the prevailing party, whether or not the dispute or controversy proceeds to final judgment. If either party is reasonably required to incur such out-of-pocket expenses and attorneys fees as a result of any claim arising out of or concerning this Agreement or any right or obligation derived hereunder, then the prevailing party shall be entitled to recover such reasonable out-of-pocket expenses and attorneys fees whether or not an action is filed.

CONFIDENTIALITY: The parties will treat all information contained within or produced pursuant to this Agreement as confidential and will use it only for the purposes of this Agreement. Such confidential information specifically includes, without limitation, the prices specified in this Agreement. Neither party will disclose the other party's confidential information to any third party or in any public statement without the other party's express prior written consent, provided however, that the parties shall disclose such information (other than prices) to carriers and the operators of terminals and pipelines, as might be required to arrange for delivery of Crude Oil being sold hereunder. Nothing contained herein shall prevent a party from disclosing confidential information when necessary to enforce provisions of this Agreement or when such party's counsel determines in good faith that such disclosure is required to comply with applicable law, judicial or administrative process or regulatory requirement, including without limitation disclosures by Seller about the existence of the Agreement and identifying the parties and other general information as may be deemed material for disclosure under applicable securities regulations, but not including the price being sold hereunder unless approximations thereof are required to be disclosed under applicable securities laws and regulations or unless ordered disclosed by the applicable government agency after confidentialty protection has been requested. In the event of any such disclosure, the party making such disclosure pursuant to law, process or regulatory requirement shall provide the other party with notice of and a reasonable opportunity to object to such disclosure. This confidentiality provision will remain in full force and effect for the term of this Agreement and for a period of one year thereafter.

ADDRESSES: The following address shall be used for notices under this Agreement.

Confidential Portions Redacted and Filed with the Commission pursuant to 17 CFR 200.83.  “***” Symbolizes Language Omitted Pursuant to an Application For Confidential Treatment

To TESORO	To Seller

Tesoro Refining and Marketing Company	Berry Petroleum Company
300 Concord Plaza Drive	1999 Broadway Ste 3700
San Antonio, Texas 78216-6999	Denver, CO 80202

Attn: Commercial Contract Administration	Attn: Ron Cross

PHONE # 1-210-626-7157	PHONE # 1-303-999-4041
FAX # 1-210-579-4578	FAX # 1-303-999-4141

Email: smanagment@tsocorp.com	rfc@bry.com

ADDITIONAL TESORO CONTACTS:

OPERATIONS Crude Scheduling	Phone: (210) 626-4036	Fax: (210) 745-4565
CREDIT Brian Randecker	Phone: (210) 626-4757	Fax: (210) 745-4673
ACCOUNTING Mid-Office Accounting	Fax: (210) 881-6435
E-mail: sat-tsocrudeinvoices(a)tsocorp.com

INTERNATIONAL TRADE COMPLIANCE	Direct questions for international shipments to
appropriate person below:

Pipeline Imports Kevin Wilder	Phone: (210) 626-4843	Cell: (210) 315-6192
Marine Imports Audra Hanley	Phone: (210) 626-4446	Cell: (210) 315-6324
Exports Gary Wilson	Phone: (210) 626-4787	Cell: (210) 241-5333

Regards,

Damon M Van Zandt
Director, North American Crude Trading Tesoro Refining and Marketing Company

Agreed and accepted as of the date first above written.

BERRY PETROLEUM COMPANY

By:	/s/ Michael Duginski
Michael Duginski,
Executive Vice President and
Chief Operating Officer

Confidential Portions Redacted and Filed with the Commission pursuant to 17 CFR 200.83.  “***” Symbolizes Language Omitted Pursuant to an Application For Confidential Treatment

EXHIBIT A
TO MARCH __, 2009 CRUDE OIL PURCHASE AGREEMENT
(JANUARY 1, 1993 CONOCO GENERAL PROVISIONS FOR
DOMESTIC CRUDE OIL AGREEMENTS)

GENERAL PROVISIONS
DOMESTIC CRUDE OIL AGREEMENTS

A.  Measurement and Tests:  All measurements hereunder shall be made from static tank gauges on 100 percent tank table basis or by positive displacement meters.  All measurements and tests shall be made in accordance with the latest ASTM or ASME-API (Petroleum PD Meter Code) published methods then in effect, whichever apply.  Volume and gravity shall be adjusted to 60 degrees Fahrenheit by the use of Table 6A and 5A of the Petroleum Measurement Tables ASTM Designation D1250 in their latest revision.  The crude oil delivered hereunder shall be marketable and acceptable in the applicable common or segregated stream of the carriers involved but not to exceed 1% S&W.  Full deduction for all free water and S&W content shall be made according to the API/ASTM Standard Method then in effect.  Either party shall have the right to have a representative witness all gauges, tests and measurements.  In the absence of the other party's representative, such gauges, tests and measurements shall be deemed to be correct.

B. Warranty:  The Seller warrants good title to all crude oil delivered hereunder and warrants that such crude oil shall be free from all royalties, liens, encumbrances and all applicable foreign, federal, state and local taxes.

Seller further warrants that the crude oil delivered shall not be contaminated by chemicals foreign to virgin crude oil including, but not limited to chlorinated and/or oxygenated hydrocarbons and lead.  Buyer shall have the right, without prejudice to any other remedy available to Buyer, to reject and return to Seller any quantities of crude oil which are found to be so contaminated, even after delivery to Buyer.

C. Rules and Regulations:  The terms, provisions and activities undertaken pursuant to this Agreement shall be subject to all applicable laws, orders and regulations of all governmental authorities.  If at any time a provision hereof violates any such applicable laws, orders or regulations, such provision shall be voided and the remainder of the Agreement shall continue in full force and effect unless terminated by either party upon giving written notice to the other party hereto.  If applicable, the parties hereto agree to comply with all provisions (as amended) of the Equal Opportunity Clause prescribed in 41 C.F.R. 60-1.4; the Affirmative Action Clause for disabled veterans and veterans of the Vietnam Era prescribed in 41 C.F.R. 60-250.4; the Affirmative Action Clause for Handicapped Workers prescribed in 41 C.F.R. 60-741.4; 48 C.F.R. Chapter 1 Subpart 19.7 regarding Small Business and Small Disadvantaged Business Concerns; 48 C.F.R. Chapter 1 Subpart 20.3 regarding Utilization of Labor Surplus Area Concerns; Executive Order 12138 and regulations thereunder regarding subcontracts to women-owned business concerns; Affirmative Action Complicance Program (41 C.F.R. 60-1.40); annually file SF-100 Employer Information Report (41 C.F.R. 60-1.7); 41 C.F.R. 60-1.8 prohibiting segregated facilities; and the Fair Labor Standards Act of 1938 as amended, all of which are incorporated in this Agreement by reference.

D. Hazard Communication:  Seller shall provide its Material Safety Data Sheet ("MSDS") to Buyer.  Buyer acknowledges the hazards and risks in handling and using crude oil.  Buyer shall read the MSDS and advise its employees, its affiliates, and third parties, who may purchase or come into contact with such crude oil, about the hazards of crude oil, as well as the precautionary procedures for handling said crude oil, which are set forth in such MSDS and any supplementary MSDS or written warning(s) which Seller may provide to Buyer from time to time.

E. Force Majeure:  Except for payment due hereunder, either party hereto shall be relieved from liability for failure to perform hereunder for the duration and to the extent such failure is occasioned by war, riots, insurrections, fire, explosions, sabotage, strikes, and other labor or industrial disturbances, acts of God or the elements, governmental laws, regulations, or requests, acts in furtherance of the International Energy Program, disruption or breakdown of production or transportation facilities, delays of pipeline carrier in receiving and delivering crude oil tendered, or by any other cause, whether similar or not, reasonably beyond the control of such party.  Any such failures to perform shall be remedied with all reasonable dispatch, but neither party shall be required to supply substitute quantities from other sources of supply.  Failure to perform due to events of Force Majeure shall not extend the terms of this Agreement.

Notwithstanding the above, and in the event that the Agreement is an associated purchase/sale, or exchange of crude oil, the parties shall have the rights and obligations described below in the circumstances described below:

(1) If, because of Force Majeure, the party declaring Force Majeure (the "Declaring Party") is unable to deliver part or all of the quantity of crude oil which the Declaring Party is obligated to deliver under the Agreement or associated contract, the other party (the "Exchange Partner") shall have the right but not the obligation to reduce its deliveries of crude oil under the same Agreement or associated contract by an amount not to exceed the number of barrels of crude oil that the Declaring Party fails to deliver.

Confidential Portions Redacted and Filed with the Commission pursuant to 17 CFR 200.83.  “***” Symbolizes Language Omitted Pursuant to an Application For Confidential Treatment

(2) If, because of Force Majeure, the Declaring Party is unable to take delivery of part or all of the quantity of crude oil to be delivered by the Exchange Partner under the Agreement or associated contract, the Exchange Partner shall have the right but not the obligation to reduce its receipts of crude oil under the same Agreement or associated contract by an amount not to exceed the number of barrels of crude oil that the Declaring Party fails to take delivery of.

F. Payment:  Unless otherwise specified in the Special Provisions of this Agreement, Buyer agrees to make payment against Seller's invoice for the crude oil purchased hereunder to a bank designated by Seller in U.S. dollars by telegraphic transfer in immediately available funds.  Unless otherwise specified in the Special Provisions of this Agreement, payment will be due on or before the 20th of the month following the month of delivery.  If payment due date is on a Saturday or New York bank holiday other than Monday, payment shall be due on the preceding New York banking day.  If payment due date is on a Sunday or a Monday New York bank holiday, payment shall be due on the succeeding New York banking day.

Payment shall be deemed to be made on the date good funds are credited to Seller's account at Seller's designated bank.

In the event that Buyer fails to make any payment when due, Seller shall have the right to charge interest on the amount of the overdue payment at a per annum rate which shall be two percentage points higher than the published prime lending rate of Morgan Guaranty Trust Company of New York on the date payment was due, but not to exceed the maximum rate permitted by law.

G. Financial Responsibility:  Notwithstanding anything to the contrary in this Agreement, should Seller reasonably believe it necessary to assure payment, Seller may at any time require, by written notice to Buyer, advance cash payment or satisfactory security in the form of a Letter or Letters of Credit at Buyer's expense in a form and from a bank acceptable to Seller to cover any or all deliveries of crude oil.  If Buyer does not provide the Letter of Credit on or before the date specified in Seller's notice under this section, Seller or Buyer may terminate this Agreement forthwith.  However, if a Letter of Credit is required under the Special Provisions of this Agreement and Buyer does not provide same, then Seller only may terminate this Agreement forthwith.  In no event shall Seller be obligated to schedule or complete delivery of the crude oil until said Letter of Credit is found acceptable to Seller. Each party may offset any payments or deliveries due to the other party under this or any other agreement between the parties.

If a party to this Agreement (the "Defaulting Party") should (1) become the subject of bankruptcy or other insolvency proceedings, or proceedings for the appointment of a receiver, trustee, or similar official, (2) become generally unable to pay its debts as they become due, or (3) make a general assignment for the benefit of creditors, the other party to this Agreement may withhold shipments without notice.
H.	Liquidation:

(1) Right to Liquidate.  At any time after the occurrence of one or more of the events described in the third paragraph of Section G, Financial Responsibility, the other party to the Agreement (the "Liquidating Party") shall have the right, at its sole discretion, to liquidate this Agreement by terminating this Agreement.  Upon termination, the parties shall have no further rights or obligations with respect to this Agreement, except for the payment of the amount(s) (the "Settlement Amount" or "Settlement Amounts") determined as provided in Paragraph (3) of this section.

(2) Multiple Deliveries.   If this Agreement provides for multiple deliveries of one or more types of crude oil in the same or different delivery months, or for the purchase or exchange of crude oil by the parties, all deliveries under this Agreement to the same party at the same delivery location during a particular delivery month shall be considered a single commodity transaction ("Commodity Transaction") for the purpose of determining the Settlement Amount(s).  If the Liquidating Party elects to liquidate this Agreement, the Liquidating Party must terminate all Commodity Transactions under this Agreement.

(3) Settlement Amount.   With respect to each terminated Commodity Transaction, the Settlement Amount shall be equal to the contract quantity of crude oil, multiplied by the difference between the contract price per barrel specified in this Agreement (the "Contract Price") and the market price per barrel of crude oil on the date the Liquidating Party terminates this Agreement (the "Market Price").  If the Market Price exceeds the Contract Price in a Commodity Transaction, the selling party shall pay the Settlement Amount to the buying party.  If the Market Price is less than the Contract Price in a Commodity Transaction, the buying party shall pay the Settlement Amount to the selling party.  If the Market Price is equal to the Contract Price in a Commodity Transaction, no Settlement Amount shall be due.

Confidential Portions Redacted and Filed with the Commission pursuant to 17 CFR 200.83.  “***” Symbolizes Language Omitted Pursuant to an Application For Confidential Treatment

(4) Termination Date.   For the purpose of determining the Settlement Amount, the date on which the Liquidating Party terminates this Agreement shall be deemed to be (a) the date on which the Liquidating Party sends written notice of termination to the Defaulting Party, if such notice of termination is sent by telex or facsimile transaction; or (b) the date on which the Defaulting Party receives written notice of termination from the Liquidating Party, if such notice of termination is given by United States mail or a private mail delivery service.

(5) Market Price.   Unless otherwise provided in this Agreement, the Market Price of crude oil sold or exchanged under this Agreement shall be the price for crude oil for the delivery month specified in this Agreement and at the delivery location that corresponds to the delivery location specified in this Agreement, as reported in Platt's Oilgram Price Report ("Platt's") for the date on which the Liquidating Party terminates this Agreement.  If Platt's reports a range of prices for crude oil on that date, the Market Price shall be the arithmetic average of the high and low prices reported by Platt's.  If Platt's does not report prices for the crude oil being sold under this Agreement, the Liquidating Party shall determine the Market Price of such crude oil in a commercially reasonable manner, unless otherwise provided in this Agreement.

(6) Payment of Settlement Amount.   Any Settlement Amount due upon termination of this Agreement shall be paid in immediately available funds within two business days after the Liquidating Party terminates this Agreement.  However, if this Agreement provides for more than one Commodity Transaction, or if Settlement Amounts are due under other agreements terminated by the Liquidating Party, the Settlement Amounts due to each party for such Commodity Transactions and/or agreements shall be aggregated.  The party owing the net amount after such aggregation shall pay such net amount to the other party in immediately available funds within two business days after the date on which the Liquidating Party terminates this Agreement.

(7) Miscellaneous.   This section shall not limit the rights and remedies available to the Liquidating Party by law or under other provisions of this Agreement.  The parties hereby acknowledge that this Agreement constitutes a forward contract for purposes of Section 556 of the U.S. Bankruptcy Code.

I. Equal Daily Deliveries:  For pricing purposes only, unless otherwise specified in the Special Provisions, all crude oil delivered hereunder during any calendar month shall be considered to have been delivered in equal daily quantities during such month.

J. Exchange Balancing:  If volumes are exchanged, each party shall be responsible for maintaining the exchange in balance on a month-to-month basis, as near as pipeline or other transportation conditions will permit.  In all events upon termination of this Agreement and after all monetary obligations under this Agreement have been satisfied, any volume imbalance existing at the conclusion of this Agreement of less than 1,000 barrels will be declared in balance.  Any volume imbalance of 1,000 barrels or more, limited to the total contract volume, will be settled by the underdelivering party making delivery of the total volume imbalance in accordance with the delivery provisions of this Agreement applicable to the underdelivering party, unless mutually agreed to the contrary.  The request to schedule all volume imbalances must be confirmed in writing by one party or both parties.  Volume imbalances confirmed by the 20th of the month shall be delivered during the calendar month after the volume imbalance is confirmed.  Volume imbalances confirmed after the 20th of the month shall be delivered during the second calendar month after the volume imbalance is confirmed.

K. Delivery, Title, and Risk of Loss:  Delivery, title, and risk of loss of the crude oil delivered hereunder shall pass from Seller to Buyer as follows: For lease delivery locations, delivery of the crude oil to the Buyer shall be effected as the crude oil passes the last permanent delivery flange and/or meter connecting the Seller's lease/unit storage tanks or processing facilities to the Buyer's carrier.  Title to and risk of loss of the crude oil shall pass from Seller to Buyer at the point of delivery.

For delivery locations other than lease/unit delivery locations, delivery of the crude oil to the Buyer shall be effected as the crude oil passes the last permanent delivery flange and/or meter connecting the delivery facility designated by the Seller to the Buyer's carrier.  If delivery is by in-line transfer, delivery of the crude oil to the Buyer shall be effected at the particular pipeline facility designated in this Agreement.  Title to and risk of loss of the crude oil shall pass from the Seller to the Buyer upon delivery.

L. Term:  Unless otherwise specified in the Special Provisions, delivery months begin at 7:00 a.m. on the first day of the calendar month and end at 7:00 a.m. on the first day of the following calendar month.
M. Governing Law: This Agreement and any disputes arising hereunder shall be governed by the laws of the State of Texas.

Confidential Portions Redacted and Filed with the Commission pursuant to 17 CFR 200.83.  “***” Symbolizes Language Omitted Pursuant to an Application For Confidential Treatment

N. Necessary Documents:  Upon request, each party agrees to furnish all substantiating documents incident to the transaction, including a Delivery Ticket for each volume delivered and an invoice for any month in which the sums are due.

O. Waiver:  No waiver by either party regarding the performance of the other party under any of the provisions of this Agreement shall be construed as a waiver of any subsequent performance under the same or any other provisions.

P. Assignment:  Neither party shall assign this Agreement or any rights hereunder without the written consent of the other party unless such assignment is made to a person controlling, controlled by or under common control of assignor, in which event assignor shall remain responsible for nonperformance.

Q. Entirety of Agreement:  The Special Provisions and these General Provisions contain the entire Agreement of the parties; there are no other  promises, representations or warranties.  Any modification of this Agreement shall be by written instrument.  Any conflict between the Special Provisions and these General Provisions shall be resolved in favor of the Special Provisions.  The section headings are for convenience only and shall not limit or change the subject matter of this Agreement.

R. Definitions:  When used in this Agreement, the terms listed below have the following meanings:
"API" means the American Petroleum Institute.
"ASME" means the American Society of Mechanical Engineers.
"ASTM" means the American Society for Testing Materials.
"Barrel" means 42 U.S. gallons of 231 cubic inches per gallon corrected to 60 degrees Fahrenheit.
"Carrier" means a pipeline, barge, truck, or other suitable transporter of crude oil.
"Crude Oil" means crude oil or condensate, as appropriate.
"Day," "month," and "year" mean, respectively, calendar day, calendar month, and calendar year, unless otherwise specified.
"Delivery Ticket" means a shipping/loading document or documents stating the type and quality of crude oil delivered, the volume delivered and method of measurement, the corrected specific gravity, temperature, and S&W content.
"Invoice" means a statement setting forth at least the following information:  The date(s) of delivery under the transaction; the location(s) of delivery; the volume(s); price(s); the specific gravity and gravity adjustments to the price(s) (where applicable); and the term(s) of payment.
"S&W" means sediment and water.